Exhibit 99.1

PostRock Announces Bankruptcy Filing

Oklahoma City, April 1, 2016 -- PostRock Energy Corporation (OTC PINK:PSTR) (“PostRock”) today announced that it and its subsidiaries have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Oklahoma to facilitate an orderly sale of substantially all of their assets. After extensively exploring alternatives and thorough consultation with its legal and financial advisors, PostRock’s board of directors determined, in consultation with its secured lenders, that an orderly sale of the Company's assets through a Chapter 11 process would be the most prudent and effective way to maximize value for PostRock’s creditors. PostRock does not expect any recovery for its stockholders and expects that its stockholders will lose their entire investment.

PostRock also announced the resignation of its current directors, Duke R. Ligon, Alexander P. Lynch, William H. Damon III, J. Philip McCormick and Clark W. Edwards, effective upon the appointment of a trustee in bankruptcy.

Clark Edwards, Interim President and Chief Executive Officer of PostRock, said, “Following a comprehensive review of our alternatives and in consultation with our secured lenders, the Board of Directors and management team determined that this process would produce the best outcome for PostRock and its creditors. We want to thank our employees, as well as our suppliers and service providers, for their continued support.”

Like many other exploration and production companies, PostRock’s operations have been significantly impacted by the recent and dramatic decline in oil prices, the continued low prices of natural gas, and general uncertainty in the energy market.

PostRock is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma. PostRock owns and operates over 2,500 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Company Contact:

Casey E. Bigelow

CAO, Secretary  & Treasurer

cbigelow@pstr.com

(405) 702-7435